UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2016 (August 2, 2016)

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreements.

Asset Purchase Agreements

On August 2, 2016, Molina Healthcare, Inc. (the “Company”) announced that it has entered into a definitive agreement (the “Aetna APA”) with Aetna Inc. (“Aetna”) to purchase and acquire from Aetna (the “Aetna Acquisition”) certain of Aetna’s Medicare Advantage assets in exchange for cash. Also on August 2, 2016, the Company announced that it has entered into a substantially identical definitive agreement (the “Humana APA” and, together with the Aetna APA, the “Asset Purchase Agreements” and each, an “Asset Purchase Agreement”) with Humana Inc. (“Humana” and, together with Aetna, the “Sellers” and each, a “Seller”) to purchase and acquire from Humana (the “Humana Acquisition” and, together with the Aetna Acquisition, the “Acquisitions”) certain of Humana’s Medicare Advantage assets in exchange for cash. The aggregate amount of cash consideration for the Acquisitions is currently estimated to be approximately $117 million, exclusive of any required regulatory capital, subject to adjustment based on the number of members at closing.

The Acquisitions are related to Aetna’s proposed acquisition of Humana (the “Aetna-Humana Merger”). On July 21, 2016, the U.S. Department of Justice (the “DOJ”) and certain state attorneys general filed a civil complaint in the U.S. District Court for the District of Columbia against Aetna and Humana charging that the Aetna-Humana Merger would violate Section 7 of the Clayton Antitrust Act, and seeking a permanent injunction to prevent Aetna from acquiring Humana (the “DOJ litigation”). The transactions contemplated by the Asset Purchase Agreements are conditioned on separate closing conditions included in each of the Asset Purchase Agreements, including the completion of the Aetna-Humana Merger and the resolution of the DOJ litigation, as well as approval by the Centers for Medicare & Medicaid Services (“CMS”) of the novation to the Company of each of the contracts to be divested under each of the Asset Purchase Agreements, and customary closing conditions, including approvals of state departments of insurance and other regulators. As a result, the time necessary to close the transactions contemplated by each of the Asset Purchase Agreements, and the number of members ultimately to be transferred at closing pursuant to each Asset Purchase Agreement, are uncertain; provided, however, that the Sellers have agreed to sell the rights to a minimum number of members to the Company in the event that, in connection with the resolution of the DOJ litigation, the Sellers are required to divest fewer members than originally contemplated.

Each Asset Purchase Agreement contains customary representations and warranties of the parties, and customary covenants regarding the conduct of business by the applicable Seller prior to the closing. Each Asset Purchase Agreement also grants the Company, under certain circumstances, an exclusive irrevocable option to purchase Additional Contracts (as defined in each Asset Purchase Agreement), if any, prior to the closing of Aetna-Humana Merger, on terms substantially identical to those set forth in the applicable Asset Purchase Agreement and at a purchase price calculated as described therein. In connection with the transactions contemplated by the Asset Purchase Agreements, each Seller has agreed to provide the Company with certain administrative services related to the Medicare Advantage plans that are involved in the Acquisitions for a transition period following the closing.

Pursuant to the terms of each Asset Purchase Agreement, each party shall indemnify the other for breaches of its representations and warranties, breaches of its covenants and certain other matters. The representations and warranties set forth in each Asset Purchase Agreement generally survive 15 months following the closing, with longer survival periods for certain representations and warranties.

Each Asset Purchase Agreement is subject to termination under the following circumstances:

•	by the mutual written agreement of the Company and the applicable Seller;

•	by either party if the closing of the transactions contemplated thereby has not occurred on or before December 31, 2016 (subject to the applicable Seller’s right to extend such outside date to August 31, 2017 and January 3, 2018 under certain circumstances); provided, however, that the right to terminate in this circumstance is unavailable to a party whose breach of any provision of the applicable Asset Purchase Agreement results in the failure of the closing to have occurred by such time;

•	by either party if (i) any applicable law or final and non-appealable order issued by a governmental authority enjoins, prevents or prohibits the consummation of the transactions contemplated by the applicable Asset Purchase Agreement or (ii) any Required Regulatory Approval (as defined in each Asset Purchase Agreement) shall have been finally and non-appealably denied by the applicable governmental authority, subject to a certain exception as provided therein;

•	by either party if the Agreement and Plan of Merger, dated as of July 2, 2015, by and among the Sellers and the other party thereto, is terminated in accordance with its terms;

•	by the nonbreaching party if the applicable Seller, on the one hand, or the Company on the other hand, breaches its representations and warranties or fails to perform its covenants that would result in the failure of the associated closing condition to be satisfied and such breach or failure to perform is incapable of being cured or has not been cured by the breaching party within 45 days of notice thereof;

•	by Seller if either of the Sellers or any of their respective affiliates receives notice from any governmental authority that such governmental authority or applicable law will require Seller or any of its affiliates to sell, divest, discontinue, limit or otherwise dispose of a material portion of the other Seller’s Medicare Advantage business in the geographies to be divested pursuant to the Asset Purchase Agreements or place any material limitation on Seller’s or any of its affiliates continued operation or ownership of the other Seller’s Medicare Advantage business in any portion of the geographies to be divested pursuant to the Asset Purchase Agreements;

•	by Seller if (i) the DOJ or the U.S. District Court overseeing the DOJ litigation notifies Seller or the Company or their respective affiliates in writing that the Company is not an acceptable acquirer, (ii) the U.S. District Court overseeing the DOJ litigation has notified Seller or the Company or their respective affiliates in writing that the transactions contemplated by the Asset Purchase Agreement are not an acceptable remedy or (iii) the DOJ litigation has been resolved, and such resolution does not require Seller to divest individual Medicare Advantage plan contracts in any of the geographies to be divested pursuant to such Asset Purchase Agreement;

•	by Seller if CMS imposes or proposes in writing to impose certain sanctions on the Company or any of the Company’s affiliates; and

•	by either party if the other Asset Purchase Agreement is terminated in accordance with its terms.

In the event of a termination of an Asset Purchase Agreement pursuant to an Applicable Termination (as defined in each Asset Purchase Agreement), the applicable Seller has agreed to pay to the Company its Applicable Portion (as defined in each Asset Purchase Agreement) of a termination fee of $50 million, if the termination occurs on or prior to December 31, 2016, $75 million, if the termination occurs on or after January 1, 2017 but prior to July 1, 2017, or $100 million, if the termination occurs on or after July 1, 2017, in each case, plus such Seller’s Applicable Portion of the Company’s transaction costs as provided therein.

The foregoing description of the Asset Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreements, copies of which are being filed as Exhibits 2.1 and 2.2 hereto and are incorporated herein by reference.

Commitment Letter

In connection with the Asset Purchase Agreements, the Company entered into a debt commitment letter (the “Commitment Letter”) dated as of August 2, 2016, with Barclays Bank PLC (the “Commitment Party”), pursuant to which, among other things, the Commitment Party has committed to provide the Company with debt financing in the aggregate principal amount of up to $400 million to finance the Acquisitions, pay for any Additional Contracts, satisfy any regulatory or statutory capital requirements applicable to the Company in connection with the transactions contemplated by the Asset Purchase Agreements, pay any transaction costs and finance any ongoing working capital requirements or other general corporate purposes. The Commitment Party’s obligations under the Commitment Letter are subject to the satisfaction or waiver of certain conditions, including consummation of the Acquisitions in accordance with the Asset Purchase Agreements, the negotiation and execution of definitive documentation consistent with the Commitment Letter, delivery of certain pro forma and other financial information, the accuracy of specified representations and warranties of the Sellers in the Asset Purchase Agreements, and certain other customary closing conditions.

The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This Current Report on Form 8-K contains “forward-looking statements” regarding the separate Asset Purchase Agreements entered into by the Company with Aetna and Humana, respectively. All forward-looking statements are based on current expectations that are subject to numerous risk factors that could cause actual results to differ materially. Such risk factors include, without limitation, risks related to: the timely closing of the Acquisitions, including the need to obtain third party consents and regulatory approvals; any conditions imposed on the parties in connection with consummating the transactions described herein; and the possibility that the transactions will not be completed on a timely basis or at all. Information regarding the other risk factors to which the Company is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, the Company cannot give assurances that its forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by its forward-looking statements will in fact occur, and the Company cautions investors not to place undue reliance on these statements. All forward-looking statements in this Current Report on Form 8-K represent the Company’s judgment as of the date hereof, and the Company disclaims any obligation to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations that occur after the date of this Current Report on Form 8-K.

Item 8.01.	Other Events.

On August 2, 2016, the Company issued a press release announcing its entry into the Asset Purchase Agreements, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of August 2, 2016, between Molina Healthcare, Inc. and Aetna Inc.*

2.2	Asset Purchase Agreement, dated as of August 2, 2016, between Molina Healthcare, Inc. and Humana Inc.*

10.1	Commitment Letter, dated August 2, 2016, by and between Molina Healthcare, Inc. and Barclays Bank PLC.

99.1	Press release of Molina Healthcare, Inc., issued August 2, 2016.

*	The schedules to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: August 5, 2016	By	/s/ Jeff D. Barlow
Jeff D. Barlow
Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of August 2, 2016, between Molina Healthcare, Inc. and Aetna Inc.*

2.2	Asset Purchase Agreement, dated as of August 2, 2016, between Molina Healthcare, Inc. and Humana Inc.*

10.1	Commitment Letter, dated August 2, 2016, by and between Molina Healthcare, Inc. and Barclays Bank PLC.

99.1	Press release of Molina Healthcare, Inc., issued August 2, 2016.

*	The schedules to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.